Exhibit 1.2

RIO TINTO FINANCE (USA) LIMITED

OFFICERS’ CERTIFICATE

Officer’s Certificate pursuant to Section 301 of the Indenture

$1,200,000,000 3.750% Notes due 2025

The undersigned, duly authorized by Rio Tinto Finance (USA) Limited (the “Company”), pursuant to Section 301 of the indenture dated as of July 2, 2001 (as amended and restated as of March 16, 2012, the “Indenture”) among the Company, Rio Tinto Finance (USA) plc, Rio Tinto plc, Rio Tinto Limited and The Bank of New York Mellon and pursuant to a resolution duly adopted by the Board of Directors of the Company on June 10, 2015 delegating authority to the undersigned, HEREBY APPROVES AND CONFIRMS the following such terms:

Notes

Title:	$1,200,000,000 3.750% Notes due 2025

Principal Amount:	$1,200,000,000

Maturity:	June 15, 2025

Issue Price:	99.333%

Interest Rate:	3.750% per year

Interest Payment Dates:	June 15 and December 15 of each year, commencing on December 15, 2015

Issue Date:	June 16, 2015

Record Dates:	With respect to each interest payment date, the regular record date for interest on global securities in registered form will be the close of business on the Clearing System Business Day immediately prior to the date for payment, where the term “Clearing System Business Day” means Monday to Friday inclusive except December 25 and January 1.

Optional Redemption:	The Company or either of Rio Tinto plc or Rio Tinto Limited may redeem the Notes, in whole or in part, at its or their option at any time and from time to time at a redemption price equal to (i) if such redemption occurs prior to March 15, 2025, the greater of (x) 100% of the principal amount of the notes to be redeemed and (y) as certified to the trustee by us or Rio Tinto, the sum of the present values of the Remaining Scheduled Payments discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus a spread of 25 basis points or (ii) if such redemption occurs on or after March 15, 2025, 100% of the principal amount of the Notes to be redeemed, together, in either case, with accrued interest on the principal amount of the Notes to be redeemed to the date of redemption. In connection with such optional redemption the following defined terms apply:

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company to act as the “Independent Investment Banker”.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or if the Independent Investment Banker for the Notes obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and SG Americas Securities, LLC, HSBC Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., RBC Capital Markets, LLC and their respective successors and one other nationally recognized investment banking firm that is a Primary Treasury Dealer specified from time to time by the Company, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption, provided, however, that, if that redemption date is not an interest payment date with respect to such Notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. On and after any redemption date, interest will cease to accrue on the Notes or any portion thereof called for redemption. On or before any redemption date, the Company shall deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate. The redemption price shall be calculated by the Independent Investment Banker and the Company, and the Trustee and any paying agent for the Notes shall be entitled to rely on such calculation.

Guarantees	The Notes will be fully and unconditionally guaranteed on an unsubordinated basis by each of Rio Tinto plc and Rio Tinto Limited as to principal, interest and premium when and as any such payments become due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise.

Form:	The Notes will be issued in registered form and will be represented by Global Securities, which will be executed and delivered in substantially the form attached hereto as Exhibit A. The Notes will be registered in the name of a nominee of The Depository Trust Company and deposited with The Bank of New York Mellon, as depositary.

Place of Payment, Paying Agent:	The Bank of New York Mellon
101 Barclay Street
New York, NY 10286, United States

Form of Notes	The notes will be issued in fully registered form. The notes will be represented by one or more global securities registered in the name of a nominee of DTC and deposited with The Bank of New York Mellon, as depositary.

Notices and Demands to Company:	Rio Tinto Finance (USA) Limited
Level 33
120 Collins Street
Melbourne, Victoria 3000
Australia

or

Cheree Finan
Rio Tinto Services Inc.
80 State Street
Albany, NY 12207-2543,
United States

Payment of Additional Amounts:	All payments of principal, premium (if any) and interest in respect of the Notes or the Guarantees will be made free and clear of, and without withholding or deduction for, any taxes, assessments, duties or governmental charges imposed, levied or collected by any jurisdiction in which the Company, Rio Tinto plc or Rio Tinto Limited, as the case may be, or any successor entity, are organized (or any political subdivision or taxing authority of or in that jurisdiction having power to tax). If withholding or deduction is required by law, the Company, Rio Tinto plc or Rio Tinto Limited, as the case may be, must, subject to certain exceptions, pay to each holder of the Notes additional amounts as may be necessary in order that every net payment of principal of (and premium, if any, on) and interest on the Notes after deduction or other withholding for or on account of any present or future tax, assessment, duty or other governmental charge, will not be less than the amount that would have been payable on the Notes in the absence of such deduction or withholding.

Optional Tax Redemption:	The Notes may be redeemed at the option of the Company or either of Rio Tinto plc or Rio Tinto Limited upon the occurrence of certain tax events in accordance with the redemption provisions set out in the forms of the Note attached hereto as Exhibit A.

Further Issues:	The Company may from time to time without the consent of the holders of the Notes create and issue further notes having the same terms and conditions as the notes so that the further issue is consolidated and forms a single series with such notes, provided that such further issue constitutes a “qualified reopening” for U.S. federal income tax purposes or such further notes are issued with not more than a de minimis amount of original issue discount for U.S. federal income tax purposes.

Other Terms:	The other terms of the Notes shall be substantially as set forth in the Indenture dated as of July 2, 2001, as amended and restated as of March 16, 2012, and the Prospectus Supplement dated June 11, 2015 relating to the Notes and the forms of the Note attached hereto as Exhibit A.

Dated: June 16, 2015

/s/ Alexander Chmel
Name:	Alexander Chmel
Title:	Senior Corporate Counsel